PRESS RELEASE

Clorox Reports Solid First-Quarter Results; Confirms Fiscal Year 2012 Outlook

OAKLAND, Calif., Nov. 2, 2011 – The Clorox Company (NYSE: CLX) today announced solid results for its first quarter, which ended Sept. 30. Clorox reported 3 percent sales growth, driven by product innovation across the company’s portfolio and the benefit of price increases.

“I’m pleased with our start to the fiscal year,” said Chairman and CEO Don Knauss. "We delivered our third consecutive quarter of volume and sales growth, with diluted EPS from continuing operations equal to the year-ago quarter. Although our U.S. categories are still in slight decline, they are improving. Importantly, we continue to grow U.S. market shares."

All results in this press release are on a continuing operations basis unless otherwise stated, and some results are reported on a non-GAAP basis. See “Non-GAAP Financial Information” below and the tables toward the end of this press release for more information and a reconciliation of key first-quarter results.

Fiscal First-Quarter Results

Following is a summary of key first-quarter results. All comparisons are with the first quarter of fiscal year 2011, unless otherwise stated.
  98 cents diluted earnings per share (EPS)
  2% volume growth
  3% sales growth
Clorox reported first-quarter earnings from continuing operations of $130 million, or 98 cents diluted EPS. This compares with $140 million from continuing operations, or 98 cents diluted EPS, in the year-ago quarter. Current quarter results reflected higher cost of goods, largely offset by the benefit of price increases, higher volume and cost savings. Current quarter earnings also reflected advisory fees of $12 million, or 6 cents diluted EPS, related to a withdrawn proxy contest.

Total company pretax earnings from continuing operations decreased 7 percent in the quarter, while segment pretax earnings from continuing operations decreased 10 percent. The pretax earnings decrease in the segments was partially offset at the total company level (see “Key Segment Results” below and the “Reportable Segment Information” tables later in the press release for details).

Volume for the first quarter of fiscal 2012 grew 2 percent, driven by product innovation. Sales grew 3 percent, with increases in three of the company’s four reportable segments. The sales benefit of price increases was partially offset by unfavorable mix.

Gross margin decreased 250 basis points to 41.8 percent from 44.3 percent in the year-ago quarter. The decrease in the current quarter gross margin was primarily driven by higher commodity costs, manufacturing and logistics costs, and product mix. These factors were partially offset by the benefit of price increases and strong cost savings.

"As expected, commodity cost increases and other inflationary pressures continue to pressure our margins," said Senior Vice President and Chief Financial Officer Elect Steve Robb. “We’re taking the right steps to offset these impacts for the year. We anticipate the combined benefit of cost savings and broad price increases across our global portfolio will enable us to hold gross margin flat for the fiscal year, with year-over-year improvement beginning in the second quarter.”

The effective tax rate of 30.5 percent for the current quarter was about flat versus the year-ago quarter. The rates for both periods reflect the benefit of certain tax settlements.

Cash provided by continuing operations increased to $131 million from $126 million in the year-ago quarter. The year-over-year increase was primarily due to a discretionary pension contribution of $15 million in the year-ago quarter that did not recur in the current quarter, partially offset by lower earnings in the current quarter. For the full fiscal year, Clorox continues to anticipate free cash flow of about 10 percent of sales, within its targeted range of 10-12 percent. The company defines free cash flow as cash provided by continuing operations less capital expenditures.

During the first quarter, Clorox repurchased 129,000 shares of the company’s common stock at a cost of approximately $9 million.

Key Segment Results

Following is a summary of key first-quarter results by reportable segment. All comparisons are with the first quarter of fiscal year 2011, unless otherwise stated.

Cleaning

(Laundry, home care, away from home)
  1% volume decreas
  2% sales decrease
  11% pretax earnings decrease
Home Care grew volume behind higher shipments of Clorox disinfecting products driven by cold-and-flu season merchandising, and new product line extensions. Home Care gains were more than offset by lower shipments in the Laundry business due to continuing weak category trends and recent price increases. The variance between changes in volume and sales was primarily due to product mix, partially offset by the benefit of price increases. Pretax earnings reflected higher commodity costs, higher manufacturing and logistics costs, and product mix. These factors were partially offset by cost savings and lower advertising and sales promotion expenses.

Household

(Bags and wraps, charcoal, cat litter)
  5% volume growth
  3% sales growth
  21% pretax earnings decrease
Volume growth for the segment was primarily driven by higher shipments in the Cat Litter business behind new product innovation, and strong shipment growth on Kingsford® charcoal due to aggressive large-size product merchandising by a number of major retailers. Glad® volume was down slightly, with strong volume gains on the Glad® food storage line offset by base trash bags declines driven by price increases. The variance between volume and sales was primarily due to higher trade-promotion spending and product mix, partially offset by the benefit of price increases. Pretax earnings reflected higher commodity costs, higher manufacturing and logistics, and unfavorable product mix. These factors were partially offset by higher sales and cost savings.

Lifestyle

(Dressings and sauces, water filtration, global natural personal care)
  6% volume growth
  6% sales growth
  7% pretax earnings decrease
Higher volume in the segment was driven by shipment growth in all three business units. In particular, the Burt’s Bees® business delivered double-digit volume growth, driven by new products and expansion in international markets. The Brita® business grew volume behind the launch of the new Brita® on-the-go bottle, which is ahead of expectations. Finally, food volume was up due to base brand growth and new products. Sales growth reflected the benefit of price increases, offset by product mix and higher trade-promotion spending. The decline in pretax earnings reflected higher commodity costs and higher advertising and sales promotion behind new product launches. These factors were partially offset by higher sales.

International

(All countries outside of the U.S., excluding natural personal care)
  3% volume growth
  9% sales growth
  3% pretax earnings growth
International volume increased primarily due to growth in the company’s well-established Argentina business, the expansion of its Glad® business in China, and distribution gains in a number of small emerging countries in Asia and the Middle East. These results were partially offset by lower shipments of Glad® products in Canada due to category softness. The variance between volume and sales growth reflects the benefit of price increases and favorable foreign exchange, partially offset by mix. Contributing to pretax earnings growth were sales growth and favorable foreign exchange rates. These factors were partially offset by higher manufacturing and logistics costs, higher commodity costs and selling and administrative expenses associated with investments in information systems infrastructure.

Clorox Confirms Fiscal 2012 Sales, Gross Margin and EPS Outlook

Clorox confirmed its previous financial outlook for fiscal year 2012 continuing operations:
  1-3 percent sales growth
  Gross margin about flat
  Diluted EPS in the range of $4.00-$4.10, including incremental IT systems and facility investments in the range of 18-20 cents diluted EPS
Despite unfavorable foreign exchange and product mix versus prior assumptions, Clorox continues to anticipate sales growth of 1-3 percent for fiscal year 2012.

The company continues to expect gross margin to be about flat versus the prior fiscal year. Although mix and inflationary pressures were greater than anticipated in the first quarter, Clorox continues to expect year-over-year commodity cost increases in the range of $140 million to $150 million, as well as $40 million to $50 million of inflationary pressure in manufacturing and logistics expenses. The company continues to anticipate inflationary pressures will be offset by price increases, as well as cost savings in the range of $90 million to $100 million.

The company continues to anticipate investing $36 million to $40 million, primarily reflected in selling and administrative expense, for investments in global information technology systems and research and development facilities, and to expand the Burt’s Bees international network. In addition, selling and administrative expenses are expected to reflect higher incentive compensation expense than in the prior fiscal year, and advisory costs in the first quarter related to the withdrawn proxy contest. Selling and administrative expense in fiscal year 2012 is expected to be approximately 15 percent of sales.

The company’s fiscal year tax rate is now expected to be 32-33 percent, reflecting the first quarter tax settlement and anticipated benefits during the fiscal year.

The company currently plans to utilize the remaining $150 million of proceeds from the sale of its Auto Care businesses to repurchase shares, likely in the second half of the fiscal year.

For More Detailed Financial Information

Visit the Investors: Financial Results section of the company’s website at www.TheCloroxCompany.com for the following:
  Supplemental volume and sales growth information
  Supplemental gross margin driver information
  Reconciliation of certain non-GAAP financial information, including earnings before interest and taxes (EBIT) and earnings before interest, taxes, depreciation and amortization (EBITDA)
  Supplemental balance sheet and cash flow information
  Supplemental price-change information
Note: Percentage and basis-point changes noted in this news release are calculated based on rounded numbers. Supplemental materials are available in the Investors: Financial Results section of the company’s website at www.TheCloroxCompany.com.

Today’s Webcast

Today at 10:30 a.m. Pacific time (1:30 p.m. Eastern time), Clorox will host a live audio webcast of a discussion with the investment community regarding the company’s first-quarter results. The webcast can be accessed at http://investors.thecloroxcompany.com. Following a live discussion, a replay of the webcast will be archived for one week on the company’s website.

The Clorox Company

The Clorox Company is a leading manufacturer and marketer of consumer products with 8,100 employees and fiscal year 2011 revenues of $5.2 billion. Clorox markets some of consumers' most trusted and recognized brand names, including its namesake bleach and cleaning products, Green Works® naturally derived home care products, Pine-Sol® cleaners, Poett® home care products, Fresh Step® cat litter, Kingsford® charcoal, Hidden Valley® and K C Masterpiece® dressings and sauces, Brita® water-filtration products, Glad® bags, wraps and containers, and Burt’s Bees® natural personal care products. Nearly 90 percent of Clorox Company brands hold the No. 1 or No. 2 market share positions in their categories. The company’s products are manufactured in more than two dozen countries and marketed in more than 100 countries. Clorox is committed to making a positive difference in the communities where its employees work and live. Founded in 1980, The Clorox Company Foundation has awarded cash grants totaling more than $84 million to nonprofit organizations, schools and colleges. In fiscal year 2011 alone, the foundation awarded $4 million in cash grants, and Clorox made product donations valued at $13 million. For more information about Clorox, visit www.TheCloroxCompany.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the Securities Act), and Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act), and such forward-looking statements involve risks and uncertainties. Except for historical information, matters discussed above, including statements about future volume, sales, costs, cost savings, earnings, cash flows, plans, objectives, expectations, growth, or profitability, are forward-looking statements based on management’s estimates, assumptions and projections. Words such as “will,” “could,” “may,” “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and variations on such words, and similar expressions, are intended to identify such forward-looking statements. These forward-looking statements are only predictions, subject to risks and uncertainties, and actual results could differ materially from those discussed above. Important factors that could affect performance and cause results to differ materially from management’s expectations are described in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Annual Report on Form 10-K for the year ended June 30, 2011, as updated from time to time in the company’s SEC filings. These factors include, but are not limited to: the unpredictability of the company’s costs, including volatility and increases in commodity costs such as resin, diesel, chlor-alkali, sodium hypochlorite, agricultural commodities and other raw materials; increases in energy costs; the ability of the company to implement and generate expected savings from its programs to reduce costs, including its supply chain restructuring and other restructuring plans; supply disruptions or any future supply constraints that may affect key commodities or product inputs; risks inherent in relationships with suppliers, including sole-source or single-source suppliers; risks related to the handling and/or transportation of hazardous substances, including, but not limited to, chlorine; the success of the company’s strategies; the ability to manage and realize the benefits of joint ventures and other cooperative relationships, including the company’s joint venture regarding the company’s Glad® plastic bags, wraps and containers business, and the agreements relating to the provision of information technology, procure to pay and other key services by third parties; risks relating to acquisitions, mergers and divestitures, including the company’s ability to achieve the updated strategic and financial benefits from the Burt’s Bees® acquisition or the company’s ability to successfully implement changes resulting from divestitures, including the sale of the global Auto Care businesses, and the costs associated therewith; risks inherent in maintaining an effective system of internal controls, including the potential impact of acquisitions or the use of third-party service providers, and the need to refine controls to adjust for accounting, financial reporting and other organizational changes or business conditions; the ability of the company to successfully manage tax, regulatory, product liability, intellectual property, environmental and other legal matters, including the risk resulting from joint and several liability for environmental contingencies and risks inherent in litigation, including class action litigation; risks related to maintaining and updating the company’s information systems, including potential disruptions, costs and the ability of the company to implement adequate information systems in order to support the current business and to support the company’s potential growth; the success of new products and the ability of the company to develop products that delight the consumer; consumer and customer reaction to price increases; competitive actions; risks related to customer concentration; customer-specific ordering patterns and trends; risks arising out of natural disasters; the impact of disease outbreaks, epidemics or pandemics on the company’s, suppliers’ or customers’ operations; changes in the company’s tax rate; continuing unfavorable worldwide general economic and marketplace conditions and events, including consumer confidence and consumer spending levels, the rate of economic growth, the rate of inflation or deflation, and the financial condition of the company’s customers, suppliers and service providers; foreign currency exchange rate and interest rate fluctuations; unfavorable political conditions in international markets and risks relating to international operations; the impact of the volatility of the debt markets on the company’s cost of borrowing and access to funds, including commercial paper and its credit facility; risks relating to changes in the company’s capital structure, including risks related to the company’s ability to execute its share repurchase plans and the impact thereof on the company’s capital structure and earnings per share; the need for any unanticipated restructuring or asset-impairment charges; risks arising from decreases in cash flow, whether resulting from declining sales, higher cost levels, tax payments, debt payments, share repurchases, interest cost increases greater than management’s expectations, or increases in debt or changes in credit ratings, or otherwise; potential costs in the event of stockholder activism; and the company’s ability to maintain its business reputation and the reputation of its brands.

The company’s forward-looking statements in this press release are based on management’s current views and assumptions regarding future events and speak only as of their dates. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the federal securities laws.

Non-GAAP Financial Information

This press release contains non-GAAP financial information relating to diluted EPS, sales growth and gross margin. Included below is a reconciliation of these non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with generally accepted accounting principles in the U.S. (GAAP).

The company has disclosed information related to diluted EPS, sales and gross margin on a non-GAAP basis to supplement its condensed consolidated statements of earnings presented in accordance with GAAP. These non-GAAP financial measures exclude certain items that are included in the company’s EPS, sales and gross margin reported in accordance with GAAP, including:
  Charges associated with simplification of the company’s supply chain and other restructuring-related charges.
  The impact of foreign exchange and foreign currency transactions.
  Advisory fees related to a withdrawn proxy contest
Management believes that these non-GAAP financial measures provide useful additional information to investors about current trends in the company’s operations and are useful for period over period comparisons of operations. These non-GAAP financial measures should not be considered in isolation or as a substitute for the comparable GAAP measures. In addition, these non-GAAP measures may not be the same as similar measures provided by other companies due to potential differences in methods of calculation and items being excluded. They should only be read in connection with the company’s condensed consolidated statements of earnings presented in accordance with GAAP.

See Below for These Unaudited First-Quarter Results:
  Condensed Consolidated Statements of Earnings, Reportable Segment Information and Condensed Consolidated Balance Sheets
  Reconciliation of First-Quarter 2012 Sales Growth, Gross Margin and Diluted EPS
Media Relations

Dan Staublin 510-271-1622, dan.staublin@clorox.com

Kathryn Caulfield 510-271-7209, kathryn.caulfield@clorox.com

Investor Relations

Lisah Burhan (510) 271-3269, lisah.burhan@clorox.com

Steve Austenfeld 510-271-2270, steve.austenfeld@clorox.com

For recent presentations made by company management and other investor materials, visit http://investors.thecloroxcompany.com/events.cfm.

The Clorox Company

Condensed Consolidated Statements of Earnings (Unaudited)
Dollars in millions, except per share amounts

	Three Months Ended
	9/30/2011	9/30/2010
Net sales	$1,305	$1,266
Cost of products sold	759	705
Gross profit	546	561

Selling and administrative expenses	190	181
Advertising costs	118	118
Research and development costs	28	29
Interest expense	29	32
Other income, net	(6)	(1)
Earnings from continuing operations before income taxes	187	202
Income taxes on continuing operations	57	62
Earnings from continuing operations	130	140
Discontinued operations:
Earnings from Auto businesses, net of tax	-	16
Gain on sale of Auto businesses, net of tax	-	60
Earnings from discontinued operations	-	76
Net earnings	$130	$216

Earnings per share
Basic
Continuing operations	$0.99	$0.99
Discontinued operations	-	0.55
Basic net earnings per share	$0.99	$1.54

Diluted
Continuing operations	$0.98	$0.98
Discontinued operations	-	0.54
Diluted net earnings per share	$0.98	$1.52

Weighted average shares outstanding (in thousands)
Basic	131,968	139,475
Diluted	133,611	140,932

The Clorox Company

Reportable Segment Information
(Unaudited)
Dollars in millions

				Earnings (Losses) from Continuing Operations
First Quarter	Net Sales			Before Income Taxes
	Three Months Ended			Three Months Ended
	9/30/2011	9/30/2010	% Change (1)	9/30/2011	9/30/2010	% Change (1)
Cleaning Segment	$439	$449	-2%	$108	$121	-11%
Household Segment	366	354	3%	42	53	-21%
Lifestyle Segment	214	201	6%	54	58	-7%
International Segment	286	262	9%	41	40	3%
Corporate (2)	-	-	0%	(58)	(70)	-17%
Total Company	$1,305	$1,266	3%	$187	$202	-7%

(1)	Percentages based on rounded numbers.
(2)	The decrease in corporate losses for the three months ended September 30, 2011, as compared to the three months ended September 30, 2010, is primarily due to lower employee benefit and incentive compensation expenses, lower information technology expenses reflected in Corporate and lower interest expense, primarily due to a decline in average debt balances. These factors were partially offset by advisory fees related to a withdrawn proxy contest.

The Clorox Company

Condensed Consolidated Balance Sheets
Dollars in millions

	9/30/2011	6/30/2011	9/30/2010
	(Unaudited)		(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$270	$259	$286
Receivables, net	439	525	480
Inventories, net	407	382	370
Assets held for sale, net	-	-	472
Other current assets	122	113	113

Total current assets	1,238	1,279	1,721

Property, plant and equipment, net	1,028	1,039	965
Goodwill	1,053	1,070	1,317
Trademarks, net	547	550	552
Other intangible assets, net	79	83	93
Other assets	132	142	145

Total assets	$4,077	$4,163	$4,793

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities
Notes and loans payable	$440	$459	$506
Current maturities of long-term debt	-	-	300
Accounts payable	357	423	379
Accrued liabilities	434	442	425
Income taxes payable	37	41	87

Total current liabilities	1,268	1,365	1,697
Long-term debt	2,122	2,125	2,124
Other liabilities	626	619	669
Deferred income taxes	137	140	24

Total liabilities	4,153	4,249	4,514

Contingencies

Stockholders’ (deficit) equity
Preferred stock	-	-	-
Common stock	159	159	159
Additional paid-in capital	611	632	608
Retained earnings	1,185	1,143	1,053
Treasury shares	(1,717)	(1,770)	(1,204)
Accumulated other comprehensive net losses	(314)	(250)	(337)

Stockholders’ (deficit) equity	(76)	(86)	279

Total liabilities and stockholders’ (deficit) equity	$4,077	$4,163	$4,793

The Clorox Company

The tables below present the reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures and other supplemental information. See “Non-GAAP Financial Information” above for further information regarding the company’s use of non-GAAP financial measures.

First-Quarter Sales Growth Reconciliation

	Fiscal	Fiscal
	2012	2011
Base sales growth	2.4%	-1.5%
Foreign exchange	0.7	-1.4
Total sales growth	3.1%	-2.9%

First-Quarter Gross Margin Reconciliation

Q1 fiscal 2011 gross margin	44.3%	Q1 fiscal 2010 gross margin	44.7%

Commodities	-3.2	Commodities	-1.8
Cost savings	1.6	Cost savings	2.0
Pricing	1.7	Pricing	0.8
Logistics and manufacturing	-2.2	Logistics and manufacturing	0.2
Other *	-0.2	Other *	-1.7

Q1 fiscal 2012 gross margin before		Q1 fiscal 2011 gross margin before
impact of charges	42.0	impact of charges	44.2

Restructuring-related charges	-0.2	Restructuring-related charges	0.1

Q1 fiscal 2012 gross margin	41.8%	Q1 fiscal 2011 gross margin	44.3%

*	“Other” includes all other drivers of gross margin change, such as trade-promotion spending, product mix, and foreign currency translation and transaction impacts.

The Clorox Company

First-Quarter Diluted EPS Reconciliation

	Q1 Fiscal	Q1 Fiscal
	2012	2011
Diluted EPS – non-GAAP	$1.01	$1.08
Foreign exchange impact – Venezuela	0.01	-0.08
Restructuring and restructuring-related charges *	-0.04	-0.02
Diluted EPS – continuing operations	0.98	0.98
Earnings from Auto Care businesses, net of tax	--	0.11
Deferred tax benefit on businesses to be sold	--	0.43
Diluted EPS – GAAP	$0.98	$1.52

*	Restructuring and restructuring-related charges were $8 million and $3 million in the first quarter of fiscal years 2012 and 2011, respectively. In the first quarter of fiscal 2012, most of the charges were reflected in cost of products sold and selling and administrative expenses. In the first quarter of fiscal 2011, the charges were primarily in cost of products sold.